Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Renasant Corporation (“Renasant” or “RNST”) and First M&F Corporation (“FMFC” or “First M&F”) after giving effect to the merger, the issuance of RNST common stock in connection therewith and the other transactions contemplated by the Agreement and Plan of Merger dated as of February 2013 by and among Renasant, Renasant Bank, First M&F and Merchants and Farmers Bank, including but not limited to the redemption of First M&F’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Class B Non-Voting, Series CD, originally issued to the U.S. Department of the Treasury (the “CDCI preferred stock”) and related warrant by FMFC prior to the merger for cash, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  The unaudited pro forma condensed combined balance sheet as of June 30, 2013 is presented as if the merger with RNST and the transactions that occurred therewith had occurred on June 30, 2013.  The unaudited pro forma condensed combined income statements for the year ended December 31, 2012 and the six months ended June 30, 2013 are presented as if the merger and transactions that occurred therewith had occurred on January 1, 2012 and January 1, 2013, respectively.  The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. RNST is the acquirer for accounting purposes. RNST has not had sufficient time to completely evaluate the significant identifiable long-lived tangible and identifiable intangible assets of First M&F. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Certain reclassifications have been made to the historical financial statements of First M&F to conform to the presentation in RNST’s financial statements.

A final determination of the acquisition consideration and fair values of First M&F’s assets and liabilities will be based on the actual net tangible and intangible assets of First M&F that existed as of the date of completion of the merger, which was September 1, 2013.  Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a change in amortization of acquired intangible assets and amortization or accretion of other fair value adjustments.

In connection with the plan to integrate the operations of RNST and First M&F, RNST will incur nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities.  RNST is not fully able to determine the timing, nature and amount of these charges as of the date of this filing.  However, these charges will affect the results of operations of RNST and FMFC upon the completion of the merger, in the period in which they are incurred.  The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and were not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared.  Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. Transaction related expenses estimated at $4.6 million are not included in the unaudited pro forma condensed combined income statements.

The actual amounts finally recorded for the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	net cash used or generated in First M&F’s operations between the signing of the merger agreement and completion of the merger;

•	other changes in First M&F’s net assets that occurred prior to the completion of the merger, which could cause material differences in the information presented below; and

•	changes in the financial results of the combined company, which could change the future discounted cash flow projections.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
RNST’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in RNST’s Annual Report on Form 10-K for the year ended December 31, 2012;

•
First M&F’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in First M&F’s Annual Report on Form 10-K for the year ended December 31, 2012;

•
RNST’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended June 30, 2013, and as of and for the three and nine months ended September 30, 2013, included in RNST’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2013, and September 30, 2013, respectively;

•
First M&F’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months and six months ended June 30, 2013, included in First M&F’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013; and

•	other information pertaining to RNST and First M&F contained in previous filings with the Securities and Exchange Commission.

Renasant Corporation and Subsidiaries
Pro Forma Condensed Combined Balance Sheet

(In Thousands, Except Share Data)

	Renasant Corporation	First M&F Corporation	Redemption of CDCI Preferred Stock		Purchase Accounting Adjustments		Pro Forma
	6/30/2013	6/30/2013					6/30/2013
	(as reported)	(as reported)					Combined
Assets
Cash and due from banks	$79,015	$194,626	$—		$—		$273,641
Securities	746,530	273,553	(34,090)	(a)	253	(b)	986,246
Mortgage loans held for sale	50,268	2,614	—		—		52,882
Loans, net of unearned income	2,884,511	967,013	—		(65,027)	(c)	3,786,497
Allowance for loan losses	(47,034)	(19,431)	—		19,431	(d)	(47,034)
Loans, net	2,837,477	947,582	—		(45,596)		3,739,463
Premises and equipment, net	70,117	36,438	—		(2,314)	(e)	104,241
Other real estate owned	61,082	19,721	—		(5,797)	(f)	75,006
Goodwill	184,779	—	—		91,840	(g)	276,619
Other intangible assets, net	5,429	3,946	—		21,087	(h)	30,462
Other assets	214,584	49,325	—		9,042	(i)	272,951
Total assets	$4,249,281	$1,527,805	$(34,090)		$68,515		$5,811,511
Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest‑bearing	$560,965	$304,734	$—		$—		$865,699
Interest‑bearing	2,944,193	1,061,474	—		3,207	(j)	4,008,874
Total deposits	3,505,158	1,366,208	—		3,207		4,874,573
Borrowings	195,789	35,714	—		(12,372)	(k)	219,131
Other liabilities	47,656	9,310	—		4,638	(l)	61,604
Total liabilities	3,748,603	1,411,232	—		(4,527)		5,155,308
Shareholders’ equity
Preferred stock	—	19,569	(19,569)	(a)	—		—
Common stock	133,579	46,182	—		(15,353)	(m)	164,408
Treasury stock, at cost	(24,814)	—	—		—		(24,814)
Additional paid-in capital	218,466	32,920	(14,521)	(a)	106,297	(n)	343,162
Retained earnings	187,618	20,876	—		(20,876)	(n)	187,618
Accumulated other comprehensive loss, net of taxes	(14,171)	(2,974)	—		2,974	(n)	(14,171)
Total shareholders’ equity	500,678	116,573	(34,090)		73,042		656,203
Total liabilities and shareholders’ equity	$4,249,281	$1,527,805	$(34,090)		$68,515		$5,811,511

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Renasant Corporation and Subsidiaries
Pro Forma Condensed Combined Income Statement

(In Thousands, Except Share Data)

	Twelve months ended December 31, 2012
	Renasant Corporation	First M&F Corporation	Pro Forma Adjustments		Pro Forma
	(as reported)	(as reported)			(Combined)
Interest income
Loans	$137,800	$55,772	$3,545	(c)	$197,117
Securities	21,314	7,004	(1,090)	(a)(b)	27,228
Other	199	146	—		345
Total interest income	159,313	62,922	2,455		224,690
Interest expense
Deposits	19,030	8,627	(2,566)	(j)	25,091
Borrowings	6,945	2,902	548	(k)	10,395
Total interest expense	25,975	11,529	(2,018)		35,486
Net interest income	133,338	51,393	4,473		189,204
Provision for loan losses	18,125	8,520	—	(d)	26,645
Net interest income after provision for loan losses	115,213	42,873	4,473		162,559
Noninterest income(1)
Service charges on deposits	18,612	10,180	—		28,792
Fees and commissions	17,595	—	—		17,595
Insurance commissions	3,630	3,486	—		7,116
Wealth management revenue	6,926	587	—		7,513
Gains on sales of securities, net of other than temporary impairment	1,894	528	—		2,422
Gains on sales of mortgage loans	12,499	5,304	—		17,803
BOLI income	3,370	696	—		4,066
Other	4,185	2,017	—		6,202
Total noninterest income	68,711	22,798	—		91,509
Noninterest expense(1)
Salaries and employee benefits	81,002	26,887	—		107,889
Data processing	8,724	1,428	—		10,152
Net occupancy and equipment	14,597	5,280	(77)	(e)	19,800
Other real estate owned	13,596	5,186	—		18,782
Advertising and public relations	4,835	1,071	—		5,906
Intangible amortization	1,381	427	4,124	(h)	5,932
Other	26,324	15,999	—		42,323
Total noninterest expense	150,459	56,278	4,047		210,784
Income before income taxes	33,465	9,393	426		43,284
Income taxes	6,828	2,408	164	(o)	9,400
Net income	26,637	6,985	262		33,884
Dividends and accretion on preferred stock	—	1,901	(1,901)	(a)	—
Net income applicable to common stock(1)	$26,637	$5,084	$2,163		$33,884
Earnings per common share:
Basic	$1.06				$1.08
Diluted	$1.06				$1.08
Dividends per common share	$0.68				$0.68
Weighted-average common shares outstanding
Basic	25,108,652	9,181,012	(3,004,750)	(p)	31,284,914
Diluted	25,174,992	9,182,034	(3,005,772)	(p)	31,351,254

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Renasant Corporation and Subsidiaries
Pro Forma Condensed Combined Income Statement

(In Thousands, Except Share Data)

	Six months ended June 30, 2013
	Renasant Corporation	First M&F Corporation	Pro Forma Adjustments		Pro Forma
	(as reported)	(as reported)			(Combined)
Interest income
Loans	$68,723	$25,431	$1,773	(c)	$95,927
Securities	10,065	3,269	(540)	(a)(b)	12,794
Other	102	110	—		212
Total interest income	78,890	28,810	1,233		108,933
Interest expense
Deposits	8,175	2,968	(641)	(j)	10,502
Borrowings	2,930	1,286	274	(k)	4,490
Total interest expense	11,105	4,254	(367)		14,992
Net interest income	67,785	24,556	1,600		93,941
Provision for loan losses	6,050	2,660	—	(d)	8,710
Net interest income after provision for loan losses	61,735	21,896	1,600		85,231
Noninterest income(1)
Service charges on deposits	9,009	4,808	—		13,817
Fees and commissions	9,679	—	—		9,679
Insurance commissions	1,812	1,700	—		3,512
Wealth management revenue	3,439	363	—		3,802
Gains on sales of securities, net of other than temporary impairment	54	(644)	—		(590)
Gains on sales of mortgage loans	7,435	1,910	—		9,345
BOLI income	1,365	347	—		1,712
Other	1,902	1,315	—		3,217
Total noninterest income	34,695	9,799	—		44,494
Noninterest expense(1)
Salaries and employee benefits	43,180	12,739	—		55,919
Data processing	4,088	911	—		4,999
Net occupancy and equipment	7,276	2,506	(39)	(e)	9,743
Other real estate owned	3,822	2,639	—		6,461
Advertising and public relations	2,736	476	—		3,212
Intangible amortization	637	213	1,835	(h)	2,685
Other	13,595	8,630	—		22,225
Total noninterest expense	75,334	28,114	1,796		105,244
Income before income taxes	21,096	3,581	(196)		24,481
Income taxes	5,506	761	(76)	(o)	6,191
Net income	15,590	2,820	(120)		18,290
Dividends and accretion on preferred stock	—	1,004	(1,004)	(a)	—
Net income applicable to common stock(1)	$15,590	$1,816	$884		$18,290
Earnings per common share:
Basic	$0.62				$0.58
Diluted	$0.62				$0.58
Dividends per common share	$0.34				$0.34
Weighted-average common shares outstanding
Basic	25,186,229	9,232,963	(3,056,701)	(p)	31,381,354
Diluted	25,288,785	9,403,561	(3,227,299)	(p)	31,511,160
(1)    Certain historical amounts for Renasant and First M&F have been reclassified to ensure consistency and comparability of pro forma amounts. The reclassifications had no impact on total noninterest income, total noninterest expense or net income applicable to common stock.
See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Renasant Corporation and Subsidiaries
Notes to Pro Forma Condensed Combined Financial Statements
(In Thousands, Except Share Data)

Note 1 – Pro Forma Adjustments
(In Thousands, Except Share Data)
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statements. All adjustments are based on current valuations and assumptions which are subject to change.

(a)
Redemption of CDCI Preferred Stock – Cash and shareholders’ equity were adjusted for the fair value adjustment to and the subsequent redemption of First M&F CDCI preferred stock and the related warrant. The preferred stock had a par value of $30,000 and a carrying value of $19,569 at June 30, 2013. The warrant had an assumed fair value of $4,090. The impact of the adjustment was to reverse the dividends and accretion on preferred stock recognized during the year ended December 31, 2012, and the six months ended June 30, 2013, as well as reduce interest income by the amount of interest foregone of $797 and $393 for the year ended December 31, 2012, and six months ended June 30, 2013, respectively, assuming a weighted average yield of 2.35% on the acquired portfolio.

(b)
Purchase Accounting Adjustments – A net premium was recorded to reflect the excess of the purchase price over the par value of acquired investment securities. The net premium will be recognized over the estimated remaining life of the related investment securities. The impact was to reduce interest income related to securities by $293 and $147 for the year ended December 31, 2012, and the six months ended June 30, 2013, respectively.

(c)
Purchase Accounting Adjustments – Based on Renasant’s evaluation of the acquired portfolio, a mark of 6.72% was applied to the acquired loans and leases resulting in a fair value adjustment of $65,027. The adjustment is primarily related to credit marks identified in the portfolio coupled with management's expectations to more aggressively market and liquidate problem assets. The remainder, the accretable yield, is recognized as an adjustment to reflect the difference between actual interest rates and current rates offered by Renasant on similar loans. This accretable yield adjustment will be recognized over the remaining life of the loan and lease portfolio. The impact of the adjustment was to increase loan interest income by $3,545 and $1,773 for the year ended December 31, 2012, and the six months ended June 30, 2013, respectively.

(d)
Purchase Accounting Adjustments – The allowance for loan losses was adjusted to reflect the reversal of First M&F’s recorded allowance. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over. While Renasant anticipates significantly reducing the provision for loan losses as a result of acquired loans being recorded at fair value, no adjustment to the historic amounts of First M&F’s provision has been recorded in the Pro Forma Condensed Combined Income Statements.

(e)
Purchase Accounting Adjustments – A fair value adjustment was recorded to long-lived fixed assets based on current market appraisals of the acquired properties. The adjustment will be recognized over the remaining useful lives of the respective assets. The impact of the adjustment was to decrease depreciation expense by $77 and $39 for the year ended December 31, 2012, and the six months ended June 30, 2013, respectively.

(f)
Purchase Accounting Adjustments – Based on Renasant’s evaluation of the acquired portfolio of OREO, a mark of 29.39% was applied to acquired OREO resulting in a fair value adjustment of $5,797. The fair value adjustment reflects management’s expectations to more aggressively market and liquidate problem assets quickly. The adjustment has no impact on the Pro Forma Condensed Combined Income Statements.

(g)
Purchase Accounting Adjustments – Goodwill of $91,840 was generated as a result of the total purchase price and fair value of liabilities assumed exceeding the fair value of assets purchased. See Note 2, “Pro Forma Allocation of Purchase Price,” for the allocation of the purchase price to acquired net assets. The adjustment has no impact on the Pro Forma Condensed Combined Income Statements.

Renasant Corporation and Subsidiaries
Notes to Pro Forma Condensed Combined Financial Information
(In Thousands, Except Share Data)

(h)
Purchase Accounting Adjustments – First M&F’s existing other intangible assets were reversed, and an identified incremental core deposit intangible of $25,033 was recognized. The core deposit intangible is recognized over an estimated useful life of ten years using an accelerated amortization method. The amortization expense associated with the core deposit intangible increased noninterest expense $4,124 and $1,835 for the year ended December 31, 2012, and the six months ended June 30, 2013, respectively.

(i)
Purchase Accounting Adjustments –Deferred taxes associated with the adjustments to record the assets and liabilities of First M&F at fair value were recognized using Renasant’s statutory rate of 38.6%.

(j)
Purchase Accounting Adjustments – A fair value adjustment was recorded to fixed rate deposit liabilities based on current interest rates offered by Renasant for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment was to decrease deposit interest expense by $2,566 and $641 for the year ended December 31, 2012, and the six months ended June 30, 2013, respectively.

(k)
Purchase Accounting Adjustments – A fair value adjustment was recorded to outstanding long-term debt instruments. The adjustment will be recognized over the estimated remaining term of the long-term debt instruments. The impact of the adjustment was to increase interest expense related to borrowings by $548 and $274 for the year ended December 31, 2012, and the six months ended June 30, 2013, respectively.

(l)
Purchase Accounting Adjustments – Other liabilities were adjusted to reflect the accrual of approximately $4,638 of anticipated merger related expenses to be incurred by First M&F. Anticipated merger related expenses to be incurred by Renasant are not included in the pro forma financial information but will be expensed in the period after the merger is completed. Anticipated merger related expenses consist of investment banking fees, legal fees, accounting fees, registration fees, contract termination fees, printing costs, etc.

(m)
Purchase Accounting Adjustments – Common stock was adjusted to reverse First M&F’s common shares outstanding and to recognize the $5.00 par value of shares of Renasant common stock issued to effect the transaction. The adjustment has no impact on the Pro Forma Condensed Combined Income Statements but only affects the number of shares outstanding used in the calculation of earnings per common share.

(n)
Purchase Accounting Adjustments – Other shareholders’ equity accounts were adjusted to reverse First M&F’s historical shareholders’ equity balances and to reflect the net impact of all purchase accounting adjustments. The adjustments had no impact on the Pro Forma Condensed Combined Income Statements.

(o)	Pro Forma Adjustments – Income taxes were adjusted to reflect the tax effects of purchase accounting adjustments using Renasant’s statutory tax rate of 38.6%.

(p)
Pro Forma Adjustments – Weighted-average basic and diluted shares outstanding were adjusted to reverse First M&F basic and diluted shares outstanding and to record shares of Renasant common stock issued to effect the transaction.

Renasant Corporation and Subsidiaries
Notes to Pro Forma Condensed Combined Financial Information
(In Thousands, Except Share Data)

Note 2 – Pro Forma Allocation of Purchase Price
(In Thousands, Except Share Data)
The following table shows the pro forma allocation of purchase price to net assets acquired and the pro forma goodwill generated from the transaction:

Purchase Price:
First M&F common shares outstanding at September 1, 2013	9,246,763
Restricted stock awards vested at acquisition date	366,096
Total First M&F shares to be paid in stock	9,612,859
Exchange ratio	0.6425
Renasant shares to be issued for First M&F shares	6,176,262
Price per share, based on Renasant price of $25.17 as of August 30, 2013	$25.17
Pro forma value of Renasant stock to be issued		$155,457
Fair value of First M&F options assumed		68
Total pro forma purchase price		$155,525
Net Assets Acquired:
Cash and due from banks	$194,626
Securities	239,716
Mortgage loans held for sale	2,614
Loans, net of unearned income	901,986
Premises and equipment	34,124
Other real estate owned	13,924
Other intangible assets	25,033
Other assets	58,367
Total Assets	1,470,390
Deposits:
Non-interest bearing	304,734
Interest bearing	1,064,681
Total Deposits	1,369,415
Borrowings	23,342
Other liabilities	13,948
Total Liabilities	1,406,705
Net Assets		63,685
Goodwill		$91,840